Exhibit 99.4
Unresolved Staff Comments

We received a letter dated September 27, 2005, and a follow-up letter dated December 20, 2005, containing Securities and Exchanges Commission (“SEC”) Division of Corporation Finance staff comments pertaining to our 2004 Form 10-K.  The requested revisions to our disclosures in future filings with the SEC were contained in our 2005 Form 10-K and will be included in subsequent filings, including this one, as appropriate.

We received another letter from the SEC staff dated January 15, 2008.  This letter requested additional information and modification in future filings of some of the disclosures in our 2005 Form 10-K. These comments are un-resolved as of March 2008.  Based on discussions with counsel and the SEC staff, all previous comments contained in the two letters from 2005 are considered resolved.

The following is a brief summary of the comments and management’s response to the January 2008 letter:

•	We were asked to tell the staff and revise in the future, as applicable, our exposure to the bank conduit and related swap transactions and to discuss not consolidating these conduits.
We have modified our disclosures in this Form 8-K to respond to these comments.  See Management’s Discussion and Analysis of Results of Operations and Financial Condition -- Guarantees and see Basis of Presentation and Consolidation, which is the subsection of Note 1, Summary of Accounting Policies.

•
One comment requested additional information and clarification surrounding exchangeable debt issued in 2002 and assumed by Navistar in 2004.  This is an expansion of a comment made by the staff in its September 2005 letter.  We were asked to provide journal entries, why a portion of the transaction was a capital transaction and how the embedded conversion feature was determined, bifurcated and valued.

We will provide clarification and journal entries to the staff.  No disclosure is contained herein as the debt was not outstanding at either October 31, 2006 or October 31, 2005.

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The staff asked us to disclose how we determined that we “retained an element of effective control over certain transferred assets underlying retail securitizations under paragraph 9(c) of SFAS 140,” Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“SFAS No. 140”).

We have expanded our discussion concerning our retail securitizations, which are classified as secured borrowings, in Management’s Discussion and Analysis and Note 13, Securitizations Transactions.

•	One comment requested us to discuss variable interest entities (“VIEs”) as part of our consolidation policy discussion in Note 1, Summary of Accounting Policies.
We have expanded our consolidation policy to include VIEs.  See Note 1, Basis of Presentation and Consolidation.

•
The staff asked a number of questions relating to our disclosure about the conduits and special purpose entities (“SPEs”) used to fund both our retail and wholesale acquisitions.  Information as to the types of assets, average life, asset ratings funding obligations etc., was requested.

We have discussed and clarified by phone the nature of our relationship with each conduit and SPE with the SEC staff.  Where applicable and appropriate we have provided the additional information requested by the SEC in Note 13, Securitizations Transactions and will do so in future filings with the SEC.

In conclusion, we believe that the issues raised by the SEC staff in their letters to us have been addressed in this Form 8-K and in our intended response letter to the staff.  Further we believe that ultimate resolution of these comments will not have a material affect on the 2006 Form 8-K including the consolidated financial statements or related footnotes.